Exhibit 3.3

                                  ARTICLES OF MERGER
                                          OF
                               SYNAPTX WORLDWIDE, INC.
                                         AND
                                    PALADYNE CORP.

          To the Division of Corporations and Commerical Code
          State of Utah

               Pursuant to the provisions of the Utah Revised Business Corporation Act, the domestic business corporation and the foreign business corporation hereinafter named do hereby adopt the following Articles of Merger.

               1.   Attached hereto as Exhibit A and made a part hereof is
                                       ---------
          the Agreement and Plan of Merger (the "Merger Agreement") for merging Synaptx Worldwide, Inc., a Utah corporation, with and into Paladyne Corp., a Delaware corporation and a wholly-owned subsidiary of Synaptx Worldwide, Inc., as adopted by unanimous written consent of the Board of Directors of Synaptx Worldwide, Inc. on January 19, 1999 and by unanimous written consent of the Board of Directors of Paladyne Corp. on January 19, 1999.

               2. With regard to Synaptx Worldwide, Inc., the designation, the number of outstanding shares and the number of votes entitled to be cast by each voting group entitled to vote together on the Merger Agreement are as follows:

               The holders of outstanding shares of Common Stock, $.001 par value per share ("Common Stock"), and the shares of Series A Convertible Preferred Stock, $.001 par value per share ("Series A Preferred Stock"), were entitled to vote together as one class on the Merger Agreement. As of January 22, 1999, 6,721,595 shares of stock were issued and outstanding, consisting of 6,584,452 shares of Common Stock and 137,143 shares of Series A Preferred Stock. Each share of Common Stock and Series A Preferred Stock was entitled to one vote.

               3. With regard to Paladyne Corp., the designation, the number of outstanding shares and the number of votes entitled to be cast by each voting group entitled to vote together on the Merger Agreement are as follows:

               The holder of the outstanding shares of Common Stock, $.001 par value per share ("Common Stock"), was entitled to vote on the Merger Agreement. As of January 19, 1999, 100 shares of Common Stock were issued and outstanding.

               4. With regard to Synaptx Worldwide, Inc., 4,021,227 votes were cast "for" approval of the Merger Agreement and -0- votes were cast "against" approval of the Merger Agreement by the holders of the outstanding shares of Common Stock and Series A Preferred Stock at the annual meeting of shareholders of the corporation held on March 3, 1999.

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               5.   With regard to Paladyne Corp., 100 votes were cast
          "for" approval of the Merger Agreement and -0- votes were cast "against" approval of the Merger Agreement by the holder of the outstanding shares of Common Stock by a written consent of the sole shareholder of the corporation, dated January 19, 1999.

               6. The said number of votes cast for the Merger Agreement by the shareholders of Synaptx Worldwide, Inc. was sufficient for the approval by the sole voting group.

               7. The said number of votes cast for the Merger Agreement by the shareholders of Paladyne Corp. was sufficient for the approval by the sole voting group.

               8. The merger of Synaptx Worldwide, Inc. with and into Paladyne Corp. is permitted by the laws of Delaware, the jurisdiction of organization of Paladyne Corp., and has been authorized in compliance with said laws.

               9. The address of the principal office of Paladyne Corp. within or without the State of Utah at which Paladyne Corp. has authorized process to be served upon it by registered or certified mail return receipt requested is as follows:

          615 Crescent Executive Court, Suite 128, Lake Mary, Florida 32746

               10. The merger shall be effective upon the filing of this Certificate with the State of Utah.


          Dated: March 3, 1999               SYNAPTX WORLDWIDE, INC.


                                             By:  /s/ Ronald L. Weindruch
                                                ---------------------------
                                             Name:  Ronald L. Weindruch
                                             Title: President


                                             PALADYNE CORP.


                                             By:  /s/ Ronald L. Weindruch
                                                ---------------------------
                                             Name:  Ronald L. Weindruch
                                             Title: President


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